Exhibit 99.1

November 28, 2000

Dear [Investor]:

Continental announced November 16th that definitive agreements were executed with Northwest Airlines regarding the sale to Continental of its common stock held by Northwest and an extension of the mutually successful code-sharing alliance to 2025. In connection with this transaction, Continental will effect a recapitalization of the company as summarized below:

  Purchase of Class A shares from Northwest. Continental has agreed to repurchase approximately 6.7 million Class A shares from Northwest for $450 million in cash.

  Reclassification of Class A shares to Class B shares. Continental plans to reclassify each remaining Class A share of common stock (those held by Northwest after the repurchase and those held by all other Class A shareholders) into 1.32 shares of Class B common stock. This reclassification is expected to occur immediately following the repurchase of the Class A shares held by Northwest.

  Issuance of Convertible Securities. On November 10th, a special purpose finance subsidiary of Continental issued $250 million of convertible securities with a coupon of 6%, convertible to Class B common stock at a price of $60 per share.

Due to these transactions and the corresponding accounting rules, the share count used for calculating basic and diluted earnings per share will be different than previously estimated. A chart depicting the estimated number of shares for the basic and diluted earnings per share calculations at different income levels for the fourth quarter 2000 and the first quarter 2001 is attached.

At the conclusion of the recapitalization, there will be only one class of common stock (Class B shares) and each Class B share will have one vote in corporate governance matters. As part of the agreement reached with Northwest, Northwest's ownership stake in Continental will be reduced to around 5% (2.6 million shares of Class B common stock). We anticipate that the recapitalization will close in approximately two months, after a special stockholders meeting of Continental is held.

We have updated some of our estimates for the fourth quarter 2000 as outlined below:

Estimated

4th Qtr. 2000 vs. 1999

Cost Per ASM (CASM) 8.5%

CASM Holding Fuel Price Constant 3%

ASM Growth 2%

Fuel Price Per Gallon 96-97 cents

If you should have any questions, please do not hesitate to call.

Sincerely,

Diane Dayhoff

Attachment

Continental EPS Estimated Share Count

as of November 28, 2000

Fourth Quarter 2000

(Millions)

Quarterly Number of Shares Diluted

Earnings Level Basic Diluted Interest Addback

Over $30.6 58.9 63.8 $1.2

Between $0 - $30.6 58.9 61.4 --

Below $0 58.9 58.9 --

First Quarter 2001

(Millions)

Quarterly Number of Shares Diluted

Earnings Level Basic Diluted Interest Addback

Over $27.9 54.5 60.2 $2.1

Between $0 - $27.9 54.5 56.1 --

Below $0 54.5 54.5 --

Please note that this chart is based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual quarterly EPS calculation will likely be different from those set forth above.